EXHIBIT 10.2

RR DONNELLEY
NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Each Director shall receive (A) an annual retainer fee (a “Retainer”) to be paid in the form of a grant of Restricted Stock Units (“RSUs”) on the date of the Company’s Annual Meeting of Stockholders pursuant to the Company’s Performance Incentive Plan in effect on such date (the “Plan”), and (B) a per board meeting fee (“Meeting Fee’), each as described further below.

Meeting Fee:

1. Each Director shall be paid $5,000 in cash for each meeting of the Board attended in person or telephonically.

2. Meeting Fees shall be paid semi-annually following the Board’s October and April meetings of each year.

Retainer:

1. Each director shall be entitled to a Retainer in the amount equal to the applicable amounts described in the table in paragraph 7 below.  If any director joins the Board on a date other than the date of the Company’s Annual Meeting, then (i) a pro-rata portion of the applicable Retainer from the date joined to the next Annual Meeting date shall be granted and (ii) the special deferral election under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that applies when an individual first becomes eligible to participate in a plan shall apply in lieu of paragraphs 3 and 4 hereof.

2. RSUs will be payable in three equal annual installments beginning on the first anniversary of the grant date, unless a Director makes a deferral election pursuant to paragraph 3 or 4 hereof, but will be payable in full on the earlier of (i) the date the Director ceases to be a Director of the Company and (ii) a Change in Control (as defined in the Plan).

3. Directors have the option to defer payment of any installment to the later of (i) the date the Director ceases to be a Director of the Company and (ii) such other deferral period as may be required by section 409A of the Code.

4.A Director who does not irrevocably make an initial deferral election pursuant to paragraph 3 hereof before the December 31st immediately preceding the date of the Company’s Annual Meeting of Stockholders at which the Retainer will be granted shall have another opportunity to elect to defer such Retainer.  Such a subsequent deferral election must become irrevocable no later than the day before the Company’s Annual Meeting of Stockholders at which the Retainer will be granted, and the election will become effective twelve months thereafter.  The deferral period elected by a Director pursuant to this paragraph 4 must end no earlier than the sixth anniversary of the date the Retainer was

Effective as of May 21, 2015

granted.

5. Dividend equivalents on the awards are deferred (credited with interest quarterly at the same rate as five-year U.S. government bonds) and paid out at the same time the corresponding portion of the award becomes payable.

6. The Company shall make payment of the RSUs in Company common stock.

7. The schedule of Retainer amounts are as follows:

Base Retainer:
Director	$231,000

Additional Retainer:
Chairman of the Board	$175,000
Chairman of Audit and Human Resources Committees	$35,000
Chairman of GRT Committee	$20,000
Audit Committee member other than Chairman	$20,000

Effective as of May 21, 2015